FIRST AMENDMENT TO FACILITY LETTER AS OF NOVEMBER 17, 1999 BETWEEN MERRILL
 LYNCH INTERNATIONAL ("LENDER") AND COMMONWEALTH ATLANTIC PROPERTIES INVESTORS
  TRUST, PROMETHEUS INVESTMENT HOLDING CORP. AND PROMETHEUS WESTERN  RETAIL,
                       LLC, ACTING JOINTLY AND SEVERALLY

Borrowers                 Commonwealth Atlantic Properties Investors Trust,
                          Prometheus Investment Holding Corp. and Prometheus
                          Western Retail, LLC, jointly and severally as co-borrowers.

Guarantors                LF Strategic Realty Investors L.P. ("LFSRI") and
                          Prometheus AAPT Holdings, L.L.C., jointly and severally, for payment of all amounts due to Lender in connection with the Loan, including interest, principal, late payment fees and collection expenses.

Closing Date              November 17, 1999

Maturity Date             May 15, 2001

Total Amount Available    $44.0 million, being the total amount which Merrill
                          Lynch may, in its discretion, make available to the Borrowers for drawdown, in minimum $5.0 million increments or additional $1.0 million increments thereof.

Initial Margin            Not less than 75% as of the Closing Date.

Maintenance Margin        Initially 75%, increasing to 80% on May 15, 2000 and
                          85% on November 15, 2000; however in no event shall the principal amount of the loan outstanding exceed the Total Amount Available.

Interest Rate             Base Rate plus 2.625%, payable monthly in arrears

Loan Fee 2.0% of the Total Amount Available shall be due at closing.

Amortization of Total     The Total Amount Available shall be reduced by $8.0
Amount Available          million (the "Scheduled Payment") on the fifteenth
                          day of each February, May, August and November, commencing on February 15, 2000 (each, a "Payment
                          Date").

Dividends                 On  the date that dividend payments are received by
                          Lender from CTA, UDR or BDN (each a "Dividend
                          Payment Date"), Lender shall apply such dividend payments in reduction of the Total Amount Available

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                          (and such amounts shall be credited to the Scheduled
                          Payment coming due on the next Payment Date), and once the Scheduled Payment that is coming due on the next Payment Date has been fully paid, any such dividends received on or prior to such next Payment Date shall be applied to accrued and unpaid interest then due and owing to Lender; provided, however, that if the aggregate dividends received by Lender on the Dividend Payment Dates immediately preceding the next Payment Date are in an amount which is less than the Scheduled Payment due on such Payment Date, such shortfall between the aggregate amount of dividend payments received by Lender on such Dividend Payment Dates and the Scheduled Payment due on such next Payment Date shall be paid by Borrowers on such Payment Date. In the event that immediately following a Payment Date there are funds remaining on deposit with Lender after application of the dividend payments received by Lender on or prior to such Payment Date to the Scheduled Amount due on such Payment Date and to all accrued and unpaid interest due and payable on or before such Payment Date, Lender shall pay the remaining balance to the Borrowers pursuant to wiring instructions delivered to Lender by the Borrowers.

Collateral Securities     (i)  13,166,667 common shares of Center Trust Inc.
                          ("CTA") carrying an annual dividend of $1.44 per share (the "CTA Collateral Securities").

                          (ii)  $136.5 million of perpetual Series D
                          Convertible Preferred Stock of United Dominion Realty Trust, Inc. ("UDR"), carrying an annual coupon of 7.50% (the "UDR Collateral Securities"). The UDR Collateral Securities are convertible into
                          8.4 million common shares at $16.25 per share.

                          (iii) $37.5 million of perpetual Convertible Preferred Stock in Brandywine Realty Trust ("BDN"), carrying an annual coupon of 7.25% (the "BDN Collateral Securities"). The BDN Collateral Securities are convertible into 1.3 million common shares at $28.00 per share.

Prepayment Penalty        None, except for any LIBOR breakage costs incurred
                          in connection with a prepayment.


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

Release of BDN            Provided there has been no Event of Default, the BDN
Collateral Securities     Collateral Securities may be released upon a
                          reduction of the Total Amount Available by $25.0 million. Upon release of the BDN Collateral
                          Securities, the Maintenance Margin shall be reset to 85%.

Release or Sale of CTA    The CTA Collateral Securities and the UDR Collateral
or UDR Collateral         Securities may not be released, and the Loan will
Securities                become due upon the sale of either the CTA
                          Collateral Securities or the UDR Collateral
                          Securities.

Conversion of UDR or      Upon the conversion of either the UDR Collateral
BDN Collateral            Securities or the BDN Collateral Securities either
Securities to Common      by the Borrower or mandatorily by the issuer(s), the
Stock                     Maintenance Margin will increase to 85%.

Events of Default         In addition to all Events of Default in the Facility
                          Letter, the following shall also be Events of
                          Default:

                          (i)     Failure to pay interest when due;
                          (ii)    Failure to pay scheduled principal
                                  amortization when due;
                          (iii) Failure of CTA to pay a quarterly dividend on common stock of not less than $0.36 per share, and the sooner to occur of (i) the closing share price of CTA declines by 50% or more from the closing share price as of the day prior to the Closing Date, or (ii) the closing share price of CTA fails to exceed $5.00 per share (in each case for 3 consecutive trading days);
                          (iv) Failure of UDR to pay stated dividend on Series D Convertible Preferred Stock;
                          (v) Failure of BDN to pay stated dividend on Convertible Preferred Stock;
                          (vi) Bankruptcy of, or any event as described in clause 10.10 of the Facility Letter with respect to CTA, UDR, or BDN;
                          (vii) The net assets represented by partner's capital of the Guarantor is less than the sum of (i) $400 million, plus (ii) the market value of the collateral;
                          (viii)  Failure to meet margin calls promptly;


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

                          (ix) Cross-default to any event of Default (howsoever described) related to the recourse indebtedness of CTA, UDR or BDN in excess of $25 million;
                          (x)     A decline in the market value of the
                                  Collateral in excess of 35% from the market value as of the Closing Date.

Expenses Borrower shall pay all expenses in connection with the Facilities, including, but not limited to, all fees and disbursements of Lender's counsel whether with respect to retained firms, the reimbursement for the expenses of in-house staff or otherwise, and brokerage fees and commissions. To the extent incurred, the foregoing expenses shall be paid by Borrower whether or not the Facilities shall close or be funded.
































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

MERRILL LYNCH INTERNATIONAL

By:       /s/ John Piccitto

Name:     John Piccitto

Title:    Director of Equity Markets
          Global Equity Finance

          20 Farringdon Road
          P.O. Box 293
          London
          EC1M 3NH

Commonwealth Atlantic Properties Investors Trust, a Maryland real estate investment trust
c/o Lazard Freres Real Estate Investors L.L.C.
30 Rockefeller Plaza, 50th Floor
New York, NY 10020

By:                                           /s/ John A. Moore
   ----------------------------------
   Name:                                      John A. Moore
   Title:                                     Chief Financial Officer

Prometheus Investment Holding Corp.,
a Delaware corporation
c/o Lazard Freres Real Estate Investors L.L.C.
30 Rockefeller Plaza, 50th Floor
New York, NY 10020

By:                                           /s/ John A. Moore
   ----------------------------------
   Name:                                      John A. Moore
   Title:                                     Chief Financial Officer


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

Prometheus Western Retail, LLC,
a Delaware limited liability company
c/o Lazard Freres Real Estate Investors L.L.C.
30 Rockefeller Plaza, 50th Floor
New York, NY 10020

By:       Prometheus Western Retail Trust, a
          Maryland real estate investment
          trust, its managing member

          By:                                 /s/ John A. Moore
             ----------------------------------
             Name:                            John A. Moore
             Title:                           Chief Financial Officer


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